Exhibit 99.1

No. 4403236012009020660

Loan Agreement

Type: Fixed assets loan

Purpose: Constructing BAK Battery R&D Centre

Borrower: Shenzhen BAK Battery Co., Ltd.

Lender: China Development Bank

Borrower: Shenzhen BAK Battery Co., Ltd.

Address: BAK Industry Park, Kuichong Street, Longgang District, Shenzhen City.

Legal Representative: Xiangqian Li

Postcode: 518119

Handling Person: Jin Zhu

Telephone: 0755-89770025

Fax: 0755-89770527

Lender: China Development Bank

Address: No 29 Fucheng Menwai Dajie, Xi Cheng District, Beijing

Legal Representative: Yuan Chen

Postcode: 100037

Handling Branch: Shenzhen Branch

Address of Handling Branch: 11-15 Floor, Citic Tower, No. 1093 Shennan Road, Shenzhen

Responsible officer of Branch: Xiaoping Yu

Handling Person: Song Gao

Telephone: 0755-25942849

Tax: 0755-25987706

For the purpose of constructing BAK Battery R&D Centre, the Borrower succeeded in applying for a loan in RMB from the Lender. In accordance with relevant laws and regulations of PRC, the Borrower and the Lender have reached the following agreement through friendly negotiation.

ARTICLE 1- DEFINITIONS

Unless otherwise stipulated in this Agreement, the definitions are as follows:

1.1	“Loan Amount” shall mean the amount of loan to be provided by the Lender to the Borrower.

1.2

“Drawing” shall mean the Borrower draws the loan under this Agreement from the Lender subject to the provisions of this Agreement, namely the Lender transfers the loan to the account of the Borrower subject to the provisions of this Agreement.

1.3	“Drawing Date” shall mean the date when the Lender transfers the loan to the account of the Borrower subject to the provisions of this Agreement.

1.4	“Principal Repayment Date” shall mean the date when the Borrower repay the principal to the Lender subject to the provisions of this Agreement.

1.5	“Extension Term” shall mean the Borrower and the Lender agree to extend the term of loan.

1.6

“Loan Account” shall mean an account which are opened by the Handling Branch of the Lender and used for recording relevant matters in respect of the providing of the loan and the repaying of the loan and interest.

1.7

“Deposit Account” shall mean an account which are opened by the Handling Branch or the Balance handling bank and used by the Borrower to deal with the transactions in respect of the transfer and balancing of the loan.

1.8	“Capital Payment” shall mean the Lender transfers the loan to the Deposit Account subject to the Borrower’s request.

1.9

“Handling Branch” shall mean the Lender’s branch which is mainly responsible for the specific matters in respect of the management of the loan after the execution of this Agreement. The deeds of the Handling Branch in accordance with this Agreement shall be deemed as the same of the Lender.

1.10

“Balance handling bank” shall mean a bank which is, subject to relevant agreements, responsible for providing balance services and supervising the usage of the loan under this Agreement in accordance with the Lender’s request.

1.11	“Grace Period” shall mean the period during which the Borrower only needs to pay the interest.

1.12	“Operation Day” shall mean the working days of the Lender excluding statutory holidays and the general holidays.

1.13	“Overdue Loan” shall mean the repayment which is made on the due date subject to the provisions of this Agreement. (excluding the repayment which is in advance)

1.14	“Appropriation Loan” shall mean the usage of the loan not subject to the provisions of this Agreement.

ARTICLE 2 - AMOUNT OF LOAN

The amount of the loan under this Agreement is RMB 150 million Yuan.

ARTICLE 3 - USAGE OF THE LOAN

The loan under this Agreement shall be used for the construction of BAK Battery R&D Centre by the Borrower.

The Borrower shall not change the usage of the loan under this Agreement. If the Borrower changes the usage of the loan under this Agreement, the Borrower should pay the penalty interest subject to the provisions of this Agreement.

ARTICLE 4 - TERM OF LOAN

The term of the loan, subject to relevant provisions of this Agreement, shall be commencing on the Drawing Date of the first sum and ending on the Repayment Date of the last sum, namely from February 9, 2010 to February 9,2016, total 72 months. The grace period is two years from February 9, 2010 to February 9, 2012.

ARTICLE 5 - INTEREST RATE OF THE LOAN

5.1

Interest rate per year of the first executive loan is the base rate for 6 years’ loan publicized by the People’s Bank of China, namely interest per year 5.90% .

5.2

After the drawing of the first sum of the loan under this Agreement, if the People’s Bank of China adjusts the base rate, the interest rate will adjust accordingly on the date immediate after the preceding interest payment date after the adjustment, namely from the following day of such interest payment date the valid base rate publicized by the People’s Bank of China for the same term and same amount loan shall be applied until the next base rate adjustment date.

5.3

In case of Overdue Loan or Appropriation Loan, the penalty interest rate shall be applied from the date of Overdue Loan or Appropriation Loan until the date when they are corrected.

The calculation standards of the interest penalty are:

a)	The Overdue Loan rate under this Agreement = the executive rate under this Agreement × 150%.

b)	The penalty interest rate of Appropriation Loan under this Agreement = the executive rate under this Agreement × 200%.

c)	If Overdue Loan or Appropriation Loan happens on the same loan, the penalty interest rate shall be the heavier one.

5.4

 If the base rate adjusts, the interest rate, penalty interest rate of Overdue Loan and Appropriation Loan shall be calculated in section.

ARTICLE 6 - CALCULATION AND SETTLEMENT OF INTEREST

The interest of the loan under this Agreement shall be calculated from the date on which the lender transfers the loan into the Deposit Account.

The calculation and settlement of interest date is 20th March, 20th June, 20th September, and 20th December each year. The interest payment date under this Agreement is the next day of the calculation and settlement of interest date. If the interest payment date is legal holiday or general holiday, such interest payment date shall postpone to the Lender’s first Operation Day after the legal holiday or general holiday. The last sum of interest payment date under this Agreement is the repayment date of the last sum of loan.

The Borrower shall transfer the payable interest into the Deposit Account opened at the Lender’s Handling Branch ahead of 3 days before the interest payment date. The Lender’s Handling Branch charges the interest from the Deposit Account directly. If the Borrower fails in transferring the payable interest into the Deposit Account opened at the Lender’s Handling Branch ahead of 3 days before the interest payment date, the Borrower shall pay the relevant cost incurred during the transfer of the money.

The Lender shall charge the Borrower with compound interest for the over-due interest. Thereunto for the interest of the Overdue Loan or Appropriation Loan, the compound interest shall be calculated in accordance with the penalty interest.

ARTICLE 7 - CONDITIONS FOR DRAWING

If the Borrower fails to satisfy all the following conditions, the Lender is entitled to refuse the drawing application of the Borrower:

7.1

This Loan Agreement maintains validity and there is not any breach of the Agreement by the Lender.

7.2

The guaranty agreement required subject to this Agreement has been executed and has entered into effect.

7.3

The Borrower has provided a letter of commitment in which the Borrower promises to mortgage the land use certificate of Hi-Tech District to the Lender immediate after such certificate has been obtained. The Borrower shall also mortgage the BAK Battery R&D Centre Building which is under construction to the Lender after such project is checked and accepted.

ARTICLE 8 - DRAWING PLANS AND DRAWING PROCEDURE

The Borrower shall draw the loan fund subject to the plans as follows:

Drawing RMB 50 million Yuan in February 2010;
Drawing RMB 30 million Yuan in July 2010;
Drawing RMB 30 million Yuan in January 2011;
Drawing RMB 40 million Yuan in June 2011

The Borrower shall submit a loan certification of which the form and content are consistent with the requirements of the Handling Branch ahead of 5 days before the stipulated Drawing Date.

If the Borrower can not draw the loan on the stipulated date for special reasons, the Borrower shall submit a written application ahead of 10 days before the stipulated Drawing Date. After obtaining the approval of the Lender, the Borrower shall enter into a revised agreement with the Lender in respect of the drawing plan.

If the Borrower fails to draw the loan on the date or with the amount stipulated in this Agreement or the revised agreement, the Lender is entitled to cease part of the loan or transfer the loan directly into the Deposit Account on the date and with the amount stipulated and charge the Borrower with the stipulated interest under this Agreement.

ARTICLE 9 - REPAYMENT PLAN AND REPAYMENT PROCEDURE

The Borrower shall repay the principal to the Lender according to the plan as follows:

November 21, 2012	RMB	10,000,000 Yuan;
May 21, 2013	RMB	20,000,000 Yuan;
November 21, 2013	RMB	20,000,000 Yuan;
May 21, 2014	RMB	20,000,000 Yuan;
November 21, 2014	RMB	25,000,000 Yuan;
May 21, 2015	RMB	25,000,000 Yuan;
February 9, 2016	RMB	30,000,000 Yuan

The Borrower shall remit the full payable principal into the Deposit Account ahead of 3 days before the Repayment Date. The Lender shall collect the principal from the Deposit Account directly.

In case that the stipulated Repayment Date under this Agreement is a legal holiday or a general holiday, the Borrower can choose to repay the loan on the latest Operation Day before the legal holiday or the general holiday. The Lender shall not charge the interest from the actual repayment date to the stipulated repayment date. The Borrower can also choose to repay the loan on the first Operation Day after the legal holiday or the general holiday, the Lender shall charge the incremental interest from the stipulated repayment date to the actual repayment date. If the Borrower does not repay the full loan on the first Operation Day after the legal holiday or the general holiday, it shall be deemed as overdue repayment. The Lender shall calculate and charge the overdue penalty interest from the stipulated repayment date under this Agreement.

Within the stipulated term of repayment of the loan, if the Borrower fails to repay the principal according to the repayment plan under this Agreement for special reason, the Borrower shall apply for the adjustment of the repayment plan. The Borrower shall submit a written application to the Lender to 14 days before the stipulated repayment date. After the checkups and acceptance of the Lender, the Borrower and the Lender shall sign on agreement on the modification of the repayment plan.

If the Borrower fails to repay the principal according to the term of the repayment of the loan under this Agreement, the Borrower shall apply the Lender for extended period. The Borrower shall submit a writing application to 30 days before the repayment date of the last sum of loan stipulated under this Agreement. After the checkups and acceptance of the Lender, the Borrower and Lender shall sign on an extended agreement.

If the Borrower fails to repay the matured principal stipulated under this Agreement, the Lender shall charge the overdue penalty interest under the rules of this Agreement.

ARTICLE 10 - REPAYMENT SEQUENCE

If the Borrower’s repayment amount is less than the total amount of the due loan, it shall arrange the repayment amount according to the sequence as follows:

10.1	Pay the cost payable, sum of indemnity, damages and breach of Agreement damages according to the law or this Agreement;

10.2	Pay the penalty interest and compound interest payable;

10.3	Pay the interest payable.

10.4	Pay the principal payable.

If the Borrower’s repayment amount is not enough to pay the full debt in the same sequence, it shall be paid according to the sequence in which the debt occurs.

ARTICLE 11 - ADVANCE REPAYMENTS

11.1

After admitted by the Lender in paper method, the Borrower can repay the loan under this Agreement in advance.

11.2

If the Borrower wants to repay the loan in advance, the Borrower shall satisfy the following conditions:

a)	The Borrower does not owe any principal, interest or other cost under this Agreement;

b)	The minimum amount of the advance repayment is 10.000.000 Yuan, and shall be the integer times of RMB 1,000,000. (except for the single payment for the full residual loan principal);

c)	The Borrower shall not apply for drawing the advance repayment loan again;

d)	The amount of advance repayment shall be used firstly for the payment of the latest loan due, namely pay in the reverse order.

11.3

If the Borrower wants to repay in advance, the Borrower shall submit written application to 14 days before the date he plans to repay.

ARTICLE 12 - ACCOUNT MANAGEMENT

The Borrower shall open the Loan account and Deposit Account at the Lender’s Handling Branch before January 25, 2010 for providing loan, calculation and settlement and reclaiming the principal and interest of the loan.

ARTICLE 13 - STATEMENTS AND WARRANTIES OF THE BORROWER

13.1

The Borrower is a corporation established according to the law with valid business license. The Borrower owns assets and operates business according to the law.

13.2

The Borrower has completed the internal authorization procedure which is necessary for the execution of the Agreement. The representative who signs this Agreement is a authorized representative of the Borrower, and this Agreement has binding force on the Borrower when it comes into validity.

13.3

The financial statement the Borrower provided to the Lender coincides to the laws , regulations and applicable accounting principle (accounting system) in validity and force which responses the changes in financial position of the Borrower in the financial report year truly and correctly.

13.4

The Borrower does not conceal any happened or potential situation which may influence the Lender’s estimate on the financial position and capability of repayment of the Borrower.

13.5

The Borrower confirms that a) the loan project has been approved by the relevant governmental authorities and the instrument of ratification is true and lawful; b) the technical scheme, construction content and construction scale of the loan project are in reason and feasible; c) No deduction, extension or expansion of the construction scale and standard of the project exists.

13.6

The Borrower confirms that other documents the Borrower provided to the Lender are true, correct, integrated and the copies submitted coincide to the original documents.

13.7

The Borrower promises not to set mortgage on the land-use right of the industry zone, BAK, Kuichong, Longgang and the forecasting title of the building to the third party during the loan term.

13.8	The statement and assurance hereinbefore maintain validity during the term in which this Agreement maintains validity.

ARTICLE 14 - PAYMENT

The Borrower shall forecast the demand of the loan fund and notify the Lender’s Handling Branch about the demand in paper method to the latest 3 working days at the end of one month.

The Borrower shall submit payment certification with specimen signature to the Lender’s Handling Branch on the payment date. (Such payment certification can be attachment of this Agreement and the foundation of the payment). The Lender shall examine the documents hereinbefore according to the internal management procedure. If the payment foundation coincides to the requirements, the Lender shall go through the formalities on the day receiving the payment notification. If the payment foundation does not satisfy the requirements, the Lender can defer the payment or refuse to pay.

The payment foundation the Borrower shall submit can include but not limited to: project budget granted by authorized department, preliminary designing plan of the project, project agreement, investment project list, investment plan and other documents the Lender requires the Borrower to provide.

ARTICLE 15 - EXAMINATION OF THE USE OF THE LOAN

After the providing of the loan, the Lender is entitled to examine the use of the loan under this Agreement via on spot or not. The Borrower shall provide the execution report of the use of the loan and relevant verifications of such use as required by the Lender’s Handling Branch. The Lender can check the use of loan on the spot. The Borrower shall cooperate actively and provide relevant documents according to the Lender’s requirement. The content of the examination includes:

15.1

Whether the capital of the project and other relevant fund arrived according to this Agreement;

15.2

Whether the usage of the loan changed. Whether the loan transferred into the areas of portfolio transaction, futures trading, real estate business and risk investment, which is prohibited by explicit order.

15.3

Whether the project carries on successfully. Whether there is any material accident. Whether the important facility is delivered to the spot. Whether there is any situation of delay of the construction.

15.4

Whether the accumulative total completion amount and the project image completion coincides to the project accumulative total financial expenditure. Whether the cost and expenditure is accord with the rules.

15.5	Whether the forecast total investment can be controlled in the scope of the budgetary estimate.

15.6	Other situation the Lender deems necessary to examine.

If the Lender discovers any incorrect use of the loan which may influence the successful construction of the project during the examination, the Lender can require the Borrower rectify in a limited time.

ARTICLE 16 - INFORMATION DISCLOSURE

16.1

During the term the loan project under construction, the Borrower shall submit the statistical report monthly of last month to the Lender’s Handling Branch in the form which the Lender requires before the 5th day each month. The Borrower shall submit the loan project report yearly of last year to the Lender’s Handling Branch in the form which the Lender requires before February 15 each year.

16.2

Within 15 days from the check for acceptance and final accounting of the loan project, the Borrower shall submit the report on final accounts of the completed loan project, report on investment benefit analysis of the loan project and relevant documents to the Lender’s Handling Branch.

16.3

The Borrower shall submit full set of financial statements (including balance sheet, profit and loss statement, cash flow statement and audit report) of last accounting year audited by a CPA firm which is recognized by the Lender before March, 31 each year. The Borrower shall submit full set of financial statements to the Lender before 10th day each quarter. The Borrower shall submit full set of financial statements of the preceding half year to the Lender before September, 10 each year.

16.4

If the Borrower change its registered capital, business scope, operating period, type of the corporation or transfers the stock rights, the Borrower shall notify the Lender 10 days in advance and submit relevant documents to the Lender for record.

16.5

If the Borrower changes its corporate name, domicile or modify its bylaw, or there is important change on the legal representative or financial responsible person, or there is important change on the financial situation, the Borrower shall notify the Lender in paper method and submit relevant documents to the Lender for record within 10 days from the day on which the incident occurs.

16.6	If the Borrower changes the construction scale and standard of the project, the Borrower shall notify the Lender in writing within 5 days after obtaining relevant letters of ratification.

16.7

The Lender is entitled to ask the Borrower to provide important dynamic information about the use of loan in the term from the project establishment to the termination of this Agreement and the Borrower shall provide such information in time.

ARTICLE 17 - LOAN PROJECT SUPERVISION

17.1	The Lender can interview the Borrower and the loan project regularly. The Lender may inquiry about the information with following methods which shall be cooperated actively by the Borrower:

a)	Heeds the Borrower’s introduction about the loan project.

b)	Reviews the financial statements, accounting document, accounting book, other financial and accounting documents and relevant documents of the Borrower or the loan project.

c)	Enters into the loan project scene and inspects, inquires and certifies the situation of the invitation to bid and bidding, the quality of the project and the project image schedule.

d)	Review the finance and fund situation of the Borrower. Inquires about the information from the employees and heeds their opinions.

17.2	The Borrower shall invite bid and bidding for the project under this Agreement. The Lender can verify and examine the invitation to bid and bidding, the Borrower shall cooperate actively.

17.3

The Borrower shall invite qualified project construction supervisor to inspect and supervise the construction of the project and the fixing and debugging of the facilities according to relevant laws and regulations and trade requirements on the project construction supervision. Required by the Lender, the Borrower shall provide relevant project construction supervision report to the Lender immediately.

17.4

The Borrower shall buy insurance for the construction project under this Agreement according to relevant laws and regulations and trade requirements. Required by the Lender, the Borrower shall provide relevant copies of insurance agreements or relevant receipts of the insurance.

ARTICLE 18 - RIGHTS AND OBLIGATIONS OF THE BORROWER

18.1	The Borrower is entitled to use the loan in accordance with this Agreement.

18.2	The Borrower is entitled to repay the loan in advance in accordance with this Agreement.

18.3

The Borrower shall draw the loan base upon the drawing plan stipulated in this Agreement.

18.4

The Borrower shall repay the loan and its interest based upon the stipulated articles in this Agreement.

18.5

The Borrower shall obtain the written approval for transferring its operation assets, which involves more than 30% of its total assets listed in its latest annual financial statement.

18.6

The Borrower shall notify the Lender 20 Operation Days in advance and obtain the Lender’s written approval to alter its property rights and systems including merging and separating. The aforesaid alternation shall not cause damages on the legal rights and profits of the Lender under this Agreement.

18.7

In case the ability of guaranty of the Guarantor or the value of the collateral under this Agreement gets lower and the situation can affect the guaranty of the loan, the Borrower shall make up the collateral in the term demanded by the Lender.

18.8

The Borrower shall obtain the written approval of the Lender to provide guaranty to any third party with the total guaranty exceeding RMB 300 million Yuan or 50% of its total assets listed in its latest annual financial statement.

18.9

The Borrower shall act co-ordinately during the course of its credit rating achieved by the Lender and provide relevant materials in accordance with the Lender’s requests.

ARTICLE 19 - RIGHTS AND OBLIGATIONS OF THE LENDER

19.1	The Lender is entitled to claim the loan and its interest under this Agreement.

19.2

The Lender is entitled to claim the annual re-inspection on the Lender’s credit and the quality of the loan items in order to make the decision of whether continue to provide the loan for the Lender.

The Lender shall provide loan for the items that satisfy the conditions and withdraw those do not.

19.3

The Lender shall obey the regulations on rates and accumulating interest of People’s Bank of China.

19.4

The Lender shall notify the Borrower immediately when he needs to adjust the lending rate according to this Agreement.

ARTICLE 20 - GUARANTY

20.1

This Agreement shall adopt the following methods of guaranty:

Li Xiangqian, the guarantor, shall bear joint and several liabilities for the loan.

20.2

The mortgager, Shenzhen BAK Battery Co., Ltd, undertakes to provide guaranty the land use certificate (No. Shenfangdizi 4000376876) of BAK Battery R&D Test Center at Shenzhen Hi-tech Industrial Park and the facilities to be constructed on it.

The Guarantor (mortgager or pledger) shall sign a valid Guaranty Agreement in accordance with relevant laws with the Lender in time.

ARTICLE 21 - LIABILITIES OF THE LENDER FOR BREACH OF AGREEMENT

21.1

In case the Lender fails to perform what is stipulated in Article 14, 16, 18(3)-(9) or 20 of this Agreement or any statements and warranties he made in Article 13 of this Agreement is proved not true or misleading, the Borrower is entitled to declare that the Lender shall correct them within time limit. If the Lender fails to correct the faults in schedule, the Borrower is entitled to take one or more steps of the following:

a)	Stop providing the loan;

b)

May demand the indebtedness of the Lender become mature before the expiry of the original term. At the same time require the Lender repaying the loan provided and its interest with time limit. The Borrower also is entitled to deduct the repayment directly from the bank account opened by the Lender until all his debt under this Agreement is settled. (The Lender has performed the act of authorizing the aforesaid right to the Borrower of deducting the repayment directly when this Agreement is signed by both Parties,);

c)	Unilaterally terminate this Agreement;

d)	Achieve the execution of the collateral under the Guaranty Agreement;

e)	Take other steps stipulated in this Agreement or in according to relevant PRC laws and regulations.

21.2

In case the Lender breaches this Agreement other than Article 14,16, 18(3)-(9) or 20, the Borrower is entitled to declare that the Lender shall implement his obligations under this Agreement for what he breached with time limit. If the Lender fails to perform the aforesaid implements in schedule, the Borrower is entitled to claim for compensations from the Lender.

21.3

In case any litigation deriving from the breach of this Agreement by the Lender, he shall bear the lawyers fee paid by the Borrower for the aforesaid litigation.

ARTICLE 25 - LIABILITIES OF THE BORROWER FOR BREACH OF AGREEMENT

25.1

In case the Borrower fails to provide the loan to the Lender under this Agreement or accumulate interest not in accordance with the relevant regulations of interest on People’s Bank of China and the items of this Agreement, the Lender is entitled to require the Borrower to correct with time limit. In case any loss of the Lender brought by the Borrower, the Lender is entitled to require indemnification.

25.2

In case a lawsuit is caused by the Borrower due to his/her breach of Agreement, the Borrower shall bear the attorney fee of the said lawsuit for the Lender.

ARTICLE 26 - MODIFICATION AND TERMINATION OF AGREEMENT

26.1

Unless otherwise agreed, any party shall not modify or terminate this Agreement after this Agreement becomes effective. Through consultation, the Lender and the Borrower may modify or alter this Agreement by reaching a written agreement.

26.2

In the event that any change of laws, regulations and polices leads to all or parts of this Agreement do not meet the requirement under such laws, regulations and polices, the Borrower and the Lender shall negotiate about it promptly and modify the relevant provisions duly.

26.3

Either party claiming Force Majeure for non-performance of its obligation shall inform the other Party in time for the purpose of mitigating the loss brought to the other Party.

ARTICLE 27 - ENTIRETY AND PROVISION INDEPENDENCE OF AGREEMENT

Each written supplement, modification or alternation is component of this Agreement.

Each provision in this Agreement is independent. Any null, illegal or inexecutable provision does not affect the effectiveness of other provisions.

ARTICLE 28 - CONFIDENTIALITY

Unless both Borrower and lender agree, either party shall not disclose the content of this Agreement to any third party subject to imperative provision(s) or the compellent requirements by the govern department or the other agreement reached by both Parties. The obligation of confidentiality bearing by both Parties do not release due to the cancellation of this Agreement.

ARTICLE 29 - DISPUTE RESOLUTION

In case of any dispute deriving from the performance of this Agreement, such dispute shall be settled by consultation between the Borrower and the Lender. If no agreement can be reached through consultation, the dispute shall be submitted to the People’s Court located in the place of the Shenzhen Branch of the Lender.

ARTICLE 30 - MISCELLANEOUS PROVISIONS

30.1

Any matter that is not stipulated in this Agreement shall be handled through negotiation between the Borrower and the Lender or subject to relevant law or regulations of the PRC.

30.2

This Agreement has 3 originals. The Borrower, the Lender and the Guarantor shall retain 1 original respectively. The counterparts of this Agreement shall be 6 copies, the Borrower retains 4 copies and the Lender shall retain 2copies respectively.

ARTICLE 31 - EFFECTIVENESS

This Agreement shall come into effect once it is signed or stamped by both Parties.

Borrower:	(common chop or special chop for Agreement)
Legal representative:
(or the authorized person)

The bank name and account of the Borrower:

Lender:	(common chop or special chop for Agreement)

Legal representative:
(Or the authorized person)

Place: Shenzhen, Guangdong Province